EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Shawnlee Construction LLC 401(k) Plan of our report dated February 13, 2008, with respect to the consolidated financial statements and schedule of Universal Forest Products, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the fiscal year ended December 29, 2007, and the effectiveness of internal control over financial reporting of Universal Forest Products, Inc. and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
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ERNST & YOUNG LLP
Grand Rapids, Michigan
January 5, 2009